NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Fourth Quarter 2016 Results
Fourth quarter highlights:
•Consolidated net sales of $1.8 billion
•Operating profit of $82 million
•Earnings per diluted share of $0.96
•Operating cash flow of $83 million; free cash flow of $78 million, or 164% of net income
Full year results:
•Consolidated net sales of $7.3 billion
•Operating profit of $332 million
•Earnings per diluted share of $2.10; adjusted earnings per diluted share of $3.80, excluding third quarter convertible debt redemption charge of $1.70 per share
•Operating cash flow of $300 million; free cash flow of $282 million, or 154% of adjusted net income

PITTSBURGH, January 26, 2017/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its results for the fourth quarter and full year 2016.
Mr. John J. Engel, WESCO's Chairman and Chief Executive Officer, stated, "Fourth quarter results were in line with our expectations, and results for the full year were within the outlook range provided in December 2015. Normalized organic sales declined versus prior year but grew sequentially, reflecting improving momentum in our business, and our first Q4 sequential sales growth in five years. Operating margin was also in line with our expectations, as we took additional actions to reduce our costs and improve productivity. Free cash flow generation remained strong, enabling us to reduce our debt and get back within our target financial leverage range.”
The following are results for the three months ended December 31, 2016 compared to the three months ended December 31, 2015:

•
Net sales were $1.79 billion for the fourth quarter of 2016, compared to $1.86 billion for the fourth quarter of 2015, a decrease of 3.7%. Acquisitions had a 1.8% positive impact on net sales and were offset by a 1.6% impact from number of workdays and a 0.3% impact from foreign exchange rates, resulting in a 3.6% decrease in normalized organic sales. Sequentially, net sales decreased 3.3% and normalized organic sales increased 0.3%.

•
Cost of goods sold for the fourth quarter of 2016 was $1.44 billion and gross profit was $348.6 million, compared to cost of goods sold and gross profit of $1.50 billion and $363.5 million for the fourth quarter of 2015, respectively. As a percentage of net sales, gross profit was 19.4% and 19.5% for the fourth quarters of 2016 and 2015, respectively.

•
Selling, general, and administrative ("SG&A") expenses were $249.9 million, or 13.9% of net sales for the fourth quarter of 2016, compared to $256.9 million, or 13.8% of net sales, for the fourth quarter of 2015.

•
Operating profit was $82.1 million for the current quarter, compared to $90.0 million for the fourth quarter of 2015. Operating profit as a percentage of net sales was 4.6% for the fourth quarter of 2016, compared to 4.8% for the fourth quarter of 2015.

•
Interest expense for the fourth quarter of 2016 was $17.5 million, compared to $9.9 million for the fourth quarter of 2015. Non-cash interest expense for the fourth quarter of 2016 and 2015, which includes amortization of debt discounts and deferred financing fees, and interest related to uncertain tax positions, was expense of $1.7 million and income of $6.5 million, respectively. In the fourth quarter of 2015, the resolution of transfer pricing matters associated with previously filed tax positions resulted in non-cash interest income.

•
The effective tax rate for the current quarter was 26.0%, compared to 39.3% for the prior year fourth quarter. The resolution of the transfer pricing matter described above increased the effective tax rate for the fourth quarter of 2015.

•	Net income attributable to WESCO International, Inc. was $47.4 million for the fourth quarter of 2016, compared to net income of $48.4 million for the fourth quarter of 2015.

•
Earnings per diluted share was $0.96 for the fourth quarter of 2016, based on 49.2 million diluted shares, compared to earnings per diluted share of $1.03 for the fourth quarter of 2015, based on 47.2 million diluted shares.

•
Operating cash flow for the fourth quarter of 2016 was $83.0 million, compared to $107.1 million for the fourth quarter of 2015. Free cash flow for the fourth quarter of 2016 was $78.2 million, or 164% of net income, compared to $101.6 million, or 209% of net income for the fourth quarter of 2015.

The following are results for the year ended December 31, 2016 compared to the year ended December 31, 2015:

•
Net sales were $7.34 billion for 2016, compared to $7.52 billion for 2015, a decrease of 2.4%. Acquisitions and number of workdays had positive impacts on net sales of 3.1% and 0.4%, respectively, and were partially offset by a 1.0% impact from foreign exchange rates, resulting in a 4.9% decrease in normalized organic sales.

•
Cost of goods sold for 2016 was $5.89 billion and gross profit was $1.45 billion, compared to cost of goods sold and gross profit of $6.02 billion and $1.49 billion for 2015, respectively. As a percentage of net sales, gross profit was 19.7% and 19.9% for 2016 and 2015, respectively.

•	Selling, general, and administrative ("SG&A") expenses were $1.0 billion, or 14.3% of net sales for 2016, compared to $1.1 billion, or 14.0% of net sales, for 2015.

•	Operating profit was $332.0 million for 2016, compared to $373.7 million for 2015. Operating profit as a percentage of net sales was 4.5% for 2016, compared to 5.0% for 2015.

•
Interest expense for 2016 was $76.6 million, compared to $69.8 million for 2015. Non-cash interest expense for 2016 and 2015, which includes amortization of debt discounts and deferred financing fees, and interest related to uncertain tax positions, was $7.8 million and $3.5 million, respectively. In 2015, the resolution of transfer pricing matters associated with previously filed tax positions resulted in non-cash interest income.

•
Loss on debt redemption of $123.9 million for 2016 was the result of a non-cash charge from the early redemption of the Company's 6.0% Convertible Senior Debentures due 2029 in the third quarter of 2016.

•
The effective tax rate for 2016 was 23.1%, compared to 31.4% for 2015. The effective tax rate for the current year was positively impacted by the loss on debt redemption, whereas the resolution of the transfer pricing matter described above resulted in incremental income tax expense in 2015.

•
Net income attributable to WESCO International, Inc. was $101.6 million for 2016, compared to $210.7 million for 2015. Adjusted net income attributable to WESCO International, Inc. for 2016 was $184.3 million.

•
Earnings per diluted share for 2016 was $2.10 per share, based on 48.3 million diluted shares, compared to $4.18 per share for 2015, based on 50.4 million diluted shares. Adjusted earnings per diluted share for 2016 was $3.80.

•
Operating cash flow for 2016 was $300.2 million, compared to $283.1 million for 2015. Free cash flow for 2016 of $282.2 million, or 154% of adjusted net income, compared to $261.4 million, or 125% of net income for 2015.

Mr. Engel continued, "On a full year basis, our 2016 results reflect the challenging economic and end market environment, as well as the impact of political uncertainty on spending in the industries we serve. We responded to these challenges by reducing our costs and streamlining our organization while ensuring continued strong free cash flow generation. These actions partially mitigated the impact of lower sales and business mix on earnings per share. We remain focused on executing our One WESCO strategy, and as a result of our organizational changes and continued execution of our business initiatives, we are entering 2017 with a stronger team focused on driving increased profitability as our end markets return to growth. The free cash flow generation capability of our business supports continued investment in our One WESCO growth initiatives, including acquisitions, along with our other cash allocation priorities. We reaffirm our expectation of 2017 sales in the range of flat to up 4%, EPS of $3.60 to $4.00 per diluted share, and free cash flow generation of at least 90% of net income, as we outlined in our investor outlook call in December."
Mr. Engel added, "After two years of industry sales declines and talk of an industrial recession, we are pleased to hear increased optimism from customers and see the beginning signs of a recovery. In this period of change and uncertainty, customers and suppliers need strong and reliable supply chain partners. WESCO provides leading supply chain solutions supported by our broad portfolio of products and value-added services. Our efforts are centered on providing outstanding customer service and delivering value to our customers' operations and supply chains. I am very proud of the extra effort demonstrated by all WESCO associates in serving our customers last year, and I am confident in our team's ability to improve our performance in 2017."
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the fourth quarter earnings as described in this News Release on Thursday, January 26, 2017, at 11:00 a.m. E.T. The call will be broadcast live over the Internet and can be accessed from the Company's Website at http://www.wesco.com. The call will be archived on this Internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2016 annual sales were approximately $7.3 billion. The company employs approximately 9,000 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2016		December 31, 2015
Net sales	$1,793.3		$1,861.5
Cost of goods sold (excluding	1,444.7	80.6%	1,498.0	80.5%
depreciation and amortization)
Selling, general and administrative expenses	249.9	13.9%	256.9	13.8%
Depreciation and amortization	16.6		16.6
Income from operations	82.1	4.6%	90.0	4.8%
Interest expense, net	17.5		9.9
Income before income taxes	64.6	3.6%	80.1	4.3%
Provision for income taxes	16.8		31.5
Net income	47.8	2.7%	48.6	2.6%
Net income attributable to noncontrolling interests	0.4		0.2
Net income attributable to WESCO International, Inc.	$47.4	2.6%	$48.4	2.6%

Diluted earnings per common share	$0.96		$1.03
Weighted-average common shares outstanding and common
share equivalents used in computing diluted earnings per
share (in millions)	49.2		47.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31, 2016		December 31, 2015
Net sales	$7,336.0		$7,518.5
Cost of goods sold (excluding	5,887.8	80.3%	6,024.8	80.1%
depreciation and amortization)
Selling, general and administrative expenses	1,049.3	14.3%	1,055.0	14.0%
Depreciation and amortization	66.9		65.0
Income from operations	332.0	4.5%	373.7	5.0%
Interest expense, net	76.6		69.8
Loss on debt redemption	123.9		—
Income before income taxes	131.5	1.8%	303.9	4.0%
Provision for income taxes	30.4		95.5
Net income	101.1	1.4%	208.4	2.8%
Net loss attributable to noncontrolling interests	(0.5)		(2.3)
Net income attributable to WESCO International, Inc.	$101.6	1.4%	$210.7	2.8%

Diluted earnings per common share	$2.10		$4.18
Weighted-average common shares outstanding and common
share equivalents used in computing diluted earnings per
share (in millions)	48.3		50.4

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$110.1	$160.3
Trade accounts receivable, net	1,034.4	1,075.3
Inventories	821.4	810.1
Current deferred income taxes (1)	—	8.5
Other current assets	206.5	203.4
Total current assets	2,172.4	2,257.6

Other assets (2)	2,318.5	2,312.2
Total assets	$4,490.9	$4,569.8

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$684.7	$715.5
Current debt and short-term borrowings	22.1	44.3
Other current liabilities	190.0	188.0
Total current liabilities	896.8	947.8

Long-term debt (2)	1,363.1	1,439.1
Other noncurrent liabilities	221.0	409.0
Total liabilities	2,480.9	2,795.9

Stockholders' Equity
Total stockholders' equity	2,010.0	1,773.9
Total liabilities and stockholders' equity	$4,490.9	$4,569.8

(1)
The Company early adopted Accounting Standards Update (ASU) 2015-17, Balance Sheet Classification of Deferred Taxes, on a prospective basis during the first quarter of 2016. This guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet.

(2)
The Company adopted ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, on a retrospective basis during the first quarter of 2016. These ASUs simplify the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As a result of adopting this guidance, the Company reclassified approximately $17.7 million of deferred financing fees from other noncurrent assets to long-term debt in the balance sheet as of December 31, 2015.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2016	December 31, 2015
Operating Activities:
Net income	$101.1	$208.4
Add back (deduct):
Depreciation and amortization	66.9	65.0
Deferred income taxes	(45.2)	42.9
Change in trade receivables, net	56.8	40.1
Change in inventories	(1.6)	2.4
Change in accounts payable	(40.6)	(55.9)
Other (1)	162.8	(19.8)
Net cash provided by operating activities	300.2	283.1

Investing Activities:
Capital expenditures	(18.0)	(21.7)
Acquisition payments	(50.9)	(151.6)
Other	(1.6)	3.0
Net cash used in investing activities	(70.5)	(170.3)

Financing Activities:
Debt (repayments) borrowings, net	(262.5)	91.8
Equity activity, net	(2.9)	(154.2)
Other	(10.8)	(5.4)
Net cash used in financing activities	(276.2)	(67.8)

Effect of exchange rate changes on cash and cash equivalents	(3.7)	(13.0)

Net change in cash and cash equivalents	(50.2)	32.0
Cash and cash equivalents at the beginning of the period	160.3	128.3
Cash and cash equivalents at the end of the period	$110.1	$160.3

(1)	Other operating cash flow activities for the year ended December 31, 2016 includes a $123.9 million loss on redemption of the Company's 6.0% Convertible Senior Debentures due 2029.

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include normalized organic sales change, gross profit, financial leverage, free cash flow, adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's organic sales trends, capital structure position and liquidity on a comparable basis. Additionally, certain of the aforementioned non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except normalized organic sales data)
(Unaudited)

	Three Months Ended	Twelve Months Ended
Normalized Organic Sales Change - Year-Over-Year:	December 31, 2016	December 31, 2016

Change in net sales	(3.7)%	(2.4)%
Impact from acquisitions	1.8%	3.1%
Impact from foreign exchange rates	(0.3)%	(1.0)%
Impact from number of workdays	(1.6)%	0.4%
Normalized organic sales change	(3.6)%	(4.9)%

Three Months Ended
Normalized Organic Sales Change - Sequential:	December 31, 2016

Change in net sales	(3.3)%
Impact from acquisitions	—%
Impact from foreign exchange rates	(0.5)%
Impact from number of workdays	(3.1)%
Normalized organic sales change	0.3%

Note: Normalized organic sales change is provided by the Company as an additional financial measure to provide a better understanding of the Company's organic sales trends. Normalized organic sales change is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net sales	$1,793.3	$1,861.5	$7,336.0	$7,518.5
Cost of goods sold (excluding depreciation and amortization)	1,444.7	1,498.0	5,887.8	6,024.8
Gross profit	$348.6	$363.5	$1,448.2	$1,493.7
Gross margin	19.4%	19.5%	19.7%	19.9%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	December 31, 2016	December 31, 2015

Income from operations	$332.0	$373.7
Depreciation and amortization	66.9	65.0
EBITDA	$398.9	$438.7

	December 31, 2016	December 31, 2015
Current debt and short-term borrowings	$22.1	$44.3
Long-term debt	1,363.1	1,439.1
Debt discount and deferred financing fees(1)	17.3	182.0
Total debt	$1,402.5	$1,665.4

Financial leverage ratio	3.5	3.8

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of deferred financing fees and debt discount related to the convertible debentures and term loan.
Note: Financial leverage is a non-GAAP financial measure provided by the Company to illustrate its capital structure position. Financial leverage ratio is calculated by dividing total debt, including debt discount and deferred financing fees, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Cash flow provided by operations	$83.0	$107.1	$300.2	$283.1
Less: Capital expenditures	(4.8)	(5.5)	(18.0)	(21.7)
Free cash flow	$78.2	$101.6	$282.2	$261.4
Percent of adjusted net income (1)	164%	209%	154%	125%

(1)	See the following page for a reconciliation of adjusted net income.
Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund the Company's other investing and financing activities.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
Adjusted Income Before Income Taxes:	December 31, 2016	December 31, 2015

Income before income taxes	$131.5	$303.9
Loss on debt redemption	123.9	—
Adjusted income before income taxes	$255.4	$303.9

	Twelve Months Ended
Adjusted Tax Provision:	December 31, 2016	December 31, 2015

Provision for income taxes	$30.4	$95.5
Income tax benefit from loss on debt redemption (1)	41.2	—
Adjusted provision for income taxes	$71.6	$95.5

	Twelve Months Ended
Adjusted Net Income Attributable to WESCO International, Inc.:	December 31, 2016	December 31, 2015

Adjusted income before income taxes	$255.4	$303.9
Adjusted provision for income taxes	71.6	95.5
Adjusted net income	183.8	208.4
Net loss attributable to noncontrolling interests	(0.5)	(2.3)
Adjusted net income attributable to WESCO
International, Inc.	$184.3	$210.7

Twelve Months Ended
Adjusted Earnings Per Diluted Share:	December 31, 2016

Diluted earnings per common share	$2.10
Loss on debt redemption (2)	2.54
Tax effect of loss on debt redemption (2)	(0.84)
Adjusted diluted earnings per common share	$3.80

(1)	Represents the third quarter of 2016 income tax benefit related to the loss on debt redemption.

(2)	The loss on debt redemption and related income tax benefit are based on the third quarter of 2016 diluted shares of 48.7 million.
Note: Adjusted net income attributable to WESCO International, Inc. is defined as income before income taxes plus the third quarter loss on debt redemption, less the provision for income taxes excluding the third quarter benefit of such loss. Adjusted earnings per diluted share is computed by adding the loss per diluted share on debt redemption and deducting the related income tax benefit per diluted share recognized in the third quarter of 2016. The Company believes that these non-GAAP financial measures are useful to investors' overall understanding of the Company's current financial performance and provides a consistent measure for assessing the current and historical financial results.